Exhibit 3.1

AMENDMENT TO THE BY-LAWS

OF

MICROS SYSTEMS, INC.

_____________________

A new Article XI is hereby added to the Corporation’s By-laws as follows:

“ARTICLE XI

CERTAIN ELECTIONS

SECTION 1. Exemption from Control Share Acquisition Act. Notwithstanding any other provision of the Charter or these By-laws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not apply to any acquisition by any person or entity of any shares of capital stock of the Corporation pursuant to or in connection with the transactions contemplated by (i) that certain Agreement and Plan of Merger by and among the Corporation, OC Acquisition LLC, Rocket Acquisition Corporation and Oracle Corporation and (ii) those certain Tender and Support Agreements by and among OC Acquisition LLC, Rocket Acquisition Corporation and each of the parties thereto. This Article XI, Section 1, may be repealed, in whole or in part, at any time, whether before or after an acquisition of Control Shares (as defined in Section 3-701(d) of the Maryland General Corporation Law, or any successor provision).”